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                                                                     Exhibit 2








                               PURCHASE AGREEMENT

                                  By and Among


                         BMI INVESTMENT HOLDINGS, INC.,


                                DEB SHOPS, INC.,


                             BOOKS MANAGEMENT, INC.

                                       and

                               D. B. ROYALTY, INC.









                         Dated as of: September 30, 2001

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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is hereby made as of this 30th day of September, 2001 (the "Effective Date") by and among BMI Investment Holdings, Inc., a Delaware corporation ("Buyer") and Deb Shops, Inc., a Pennsylvania corporation ("Deb"), Books Management, Inc., a Pennsylvania corporation doing business as "Atlantic Book Shops," "Atlantic Book Warehouse" and "Atlantic Books" ("BMI"), and D. B. Royalty, Inc., a Delaware corporation ("DBR"). Deb and DBR shall sometimes be collectively referred to herein as the "Sellers".

                                   BACKGROUND

         A. Deb owns 100% of the issued and outstanding capital stock of BMI.

         B. DBR, a subsidiary of Deb, owns the DBR Assets (as hereinafter defined), which are licensed to or otherwise used by BMI in connection with the Business (as hereinafter defined).

         C. Buyer desires to purchase, and Deb and DBR desire to sell, respectively, (i) 100% of the issued and outstanding capital stock of BMI and
(ii) the DBR Assets, all upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, incorporating the foregoing herein, and in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. CONVENTIONS OF INTERPRETATION AND CERTAIN DEFINITIONS

         Certain conventions of interpretation and defined terms (the first letter of which is initially capitalized) used in this Agreement and not specifically explained or defined in context are set forth in Appendix A of this Agreement and are incorporated herein by reference.

ARTICLE 2. PURCHASE OF STOCK AND ASSETS; PURCHASE PRICE

         2.1. Purchase of Stock and DBR Assets.

              (a) Purchase of Stock. On the Closing Date, subject to and upon the terms and conditions contained herein, Deb will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase and acquire from Deb, good, marketable and valid right, title and interest (free and clear of any and all Adverse Claims and Encumbrances) in and to the Stock.

              (b) Purchase of DBR Assets. On the Closing Date, subject to and upon the terms and conditions contained herein, DBR will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase and acquire from DBR, good, marketable and valid right, title and interest (free and clear of any and all Adverse Claims and Encumbrances) in and to the DBR Assets.
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         2.2. Purchase Price.

              (a) Amount. In consideration of (i) the sale of the Stock, (ii) the sale of the DBR Assets, (iii) the performance of the restrictive covenants set forth in Article 9 (collectively, the "Covenants"), and (iv) in reliance upon the representations, warranties, covenants and agreements made herein by Deb and DBR, as the case may be, the Buyer will, on the Closing Date, in full payment therefor, pay or cause the payment to the Sellers, the total sum of Five Million Dollars ($5,000,000) subject to (i) an increase by the amounts to be paid pursuant to Section 9.9(c), (ii) a reduction in the amount of the Net Intercompany Adjustment Amount described in Section 9.10(a) and (iii) an increase in the amount of the Payroll Related Adjustment Amount described in
Section 9.10(b), all in accordance with Sections 2.2(b) and 2.2(c) (collectively, the "Purchase Price").

              (b) Payment.

                  (i) Subject to the terms of this Agreement, the Purchase Price shall be payable as follows: (A) an amount equal to $4,500,000 less the amount of the Net Intercompany Adjustment Amount shall be paid to the Sellers on the Closing Date, (B) $500,000 shall be paid by promissory note to be made by BMI (the "Promissory Note"), (C) payment for the federal income tax liability of BMI and the Subsidiaries for the tax year beginning on February 1, 2001 and ending on the Closing Date pursuant to the terms of Section 9.9(c) on the Closing Date and (D) an amount equal to the Payroll Related Adjustment Amount shall be paid to the Sellers on or before the second business day after receiving the Payroll Related Adjustment Notice pursuant to Section 9.10(b).

                  (ii) The payments to be made pursuant to Sections 2.2(b)(i)(A) and (C) above shall be collectively called the "Closing Date Payment". The payments to be made pursuant to Sections 2.2(b)(i)(A) and (C) shall be made by certified or bank check or wire transfer of immediately available funds. The payment to be made pursuant to Section 2.2(b)(i)(D) shall be made by corporate check.

                  (iii) The Promissory Note shall be tendered in the form attached hereto as Exhibit 2.2(b) and shall bear interest, which shall be accrued at the prime rate of interest (as such rate shall be adjusted from time to time) per annum and compounded monthly. The principal and accrued interest shall be payable in full on October 31, 2005. The Promissory Note shall be subordinate to no more than $1,850,000 of bank debt (plus interest incurred thereon) incurred by BMI in connection with or following the Closing.

              (c) Allocation of the Purchase Price. The Purchase Price shall be allocated $150,000 to the Covenants, $1,000,000 to the DBR Assets and the balance of the Purchase Price to the Stock. All parties hereto shall each file all required forms (and any amendments thereto) with the IRS on a timely basis and no party hereto shall take any position on their respective tax returns that is inconsistent with the aforementioned allocation.

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         2.3. Assets of BMI. Upon consummation of the transactions contemplated hereby, through its purchase of the Stock, the Buyer will acquire the Business, including good, valid and marketable title to the BMI Assets.

         2.4. Excluded Liabilities. Notwithstanding that the transactions contemplated hereunder will be consummated primarily as a stock purchase:

              (a) The Buyer shall not assume nor be responsible for the following Liabilities of BMI or the Subsidiaries:

                  (i) Liabilities relating to the Employee Benefit Plans, including any benefit obligation accrued but unfunded as of the date of Closing whether required under the terms of such plan or by law, filing fees, termination fees, withdrawal fees, multiemployer withdrawal liability and all other costs and expenses associated with the termination of such benefits;

                  (ii) Liabilities not set forth on BMI's balance sheet dated August 31, 2001, except for Liabilities arising in the ordinary course of business (and not otherwise satisfied in the ordinary course of business prior to the Closing Date);

                  (iii) Liabilities associated with any intercompany obligations; and

                  (iv) Liabilities incurred by BMI or the Subsidiaries in connection with or in preparation for the transactions contemplated hereunder.

              (b) The Buyer shall not assume nor be responsible for any Liabilities of DBR.

The Liabilities described in (a) and (b) above shall collectively be referred to as the "Excluded Liabilities." As among the parties hereto, Deb shall be solely responsible and liable for the Excluded Liabilities and shall pay and satisfy all of the Excluded Liabilities when due.

ARTICLE 3. CLOSING

         The closing under this Agreement (the "Closing") will take place at 10:00 a.m., local time, on October 16, 2001 at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, or at such other time, date or place as the parties shall mutually agree. The date on which Closing actually occurs is sometimes referred to herein as the "Closing Date." At the Closing each of the parties shall deliver and exchange with the other parties hereto the documents, instruments, certificates and payments described in Article 10 herein so as to consummate the transactions contemplated hereunder.

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ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF DEB

         Deb hereby represents and warrants to the Buyer as follows:

         4.1. Organization; Qualification; Good Standing.

              (a) Each of Deb, BMI and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its respective incorporation. Deb, BMI and each of the Subsidiaries (i) has the full power and authority to own, lease and operate its respective properties and assets and to transact its respective business and (ii) is duly qualified and authorized to transact business and is in good standing in all jurisdictions in which the ownership, leasing or operating of its respective properties or the conduct of its respective business requires such qualification, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect upon the Business, prospects, operations, results of operations, BMI Assets, Liabilities or condition (financial or otherwise) of Deb, BMI or any Subsidiary that has so failed to qualify. Schedule 4.1 contains a true and complete list of all jurisdictions in which BMI and each of the Subsidiaries is incorporated or qualified to do business.

              (b) There is no Legal Proceeding or Order pending or, to the Knowledge of Deb, threatened against or affecting BMI or any Subsidiary revoking, limiting or curtailing, or seeking to revoke, limit or curtail BMI's or any Subsidiary's power, authority or qualification to own, lease or operate their respective properties or assets or to transact the Business.

         4.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Deb and BMI (i) are within each of their respective corporate powers, (ii) have been duly authorized by the unanimous approval of each of their respective board of directors and by all other necessary corporate action on the part of Deb or BMI as the case may be, and (iii) do not and will not (A) require the Consent of any Person (other than the Consent of any Person in connection with the Real Estate Leases), except as set forth in Schedule 4.2,
(B) contravene, violate or constitute a breach or default under (whether with or without the passage of time or the giving of notice or both), Charter Documents of Deb, BMI or the Subsidiaries, any Requirement of Law applicable to Deb, BMI or the Subsidiaries or any of their respective properties or any Contract to which Deb, BMI or the Subsidiaries or any of their respective properties are bound or subject or (C) result in the creation of any Adverse Claim or Encumbrance on any of the Stock or any of the BMI Assets or on the Business.

         4.3. Capitalization; Subsidiaries and Affiliates.

              (a) Capitalization. As of the date of this Agreement, BMI has authorized capital consisting of 1,000 shares of common stock, $ 0.01 par value. Deb is the sole legal and/or beneficial owner of capital stock of BMI and, constituted by 1,000 shares of common stock and no other shares of any class or series of capital stock in BMI are outstanding or authorized. All of BMI's outstanding shares are validly issued, fully paid and non-assessable. There are not issued and outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matter on which BMI's shareholders may vote ("Voting Debt"). There are no warrants, preemptive rights, calls, subscriptions, commitments, shareholder agreements or other instruments, understandings, or agreements outstanding giving any Person the right to acquire any shares of capital stock of BMI or any Voting Debt nor are there any commitments to issue or execute any of the foregoing. None of the outstanding shares of capital stock of BMI has been issued in violation of any preemptive rights of any security holder of BMI or in violation of the Securities Act, applicable state securities laws or other Requirements of Law. No person has any rights for or relating to the registration of any capital stock of BMI or any successor thereto. The minute books and stock records of BMI are complete and accurate and all signatures included therein are the genuine signatures of the persons whose signatures are required. Deb is the record and beneficial owner of all of the issued and outstanding capital stock of BMI.

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              (b) Subsidiaries. BMI is the record and beneficial owner of all of the issued and outstanding capital stock of each of the Subsidiaries. BMI owns and controls the outstanding capital stock of, or other ownership interest in, each of the Subsidiaries free and clear of any Adverse Claims or Encumbrances. The authorized capital stock of each of the Subsidiaries currently consists of a single class of common stock, the number of authorized shares and par value of which are set forth opposite each Subsidiary's name in Schedule 4.3, and no Subsidiary has any other authorized class or classes of securities of any kind, whether debt or equity. All of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and has not been issued in violation of the Securities Act, applicable state securities laws or any other Requirement of Law, or of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. No Subsidiary holds any shares of its capital stock in its treasury or otherwise, and no shares of any Subsidiary's capital stock are reserved by it for issuance. There are (i) no outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other securities commitments or instruments pursuant to which Deb, BMI or any Subsidiary is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities, whether debt or equity, of BMI or any Subsidiary and (ii) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of BMI or of any of the Subsidiaries pursuant to any Requirement of Law applicable to Deb, BMI or any Subsidiary, as applicable, or any Contract to which Deb, BMI or any Subsidiary is a party or may otherwise be bound or subject. Neither BMI nor any Subsidiary owns or controls, directly or indirectly, any debt, equity or other financial or ownership interest in any other Person.

         4.4. Enforceability. This Agreement and all other documents and instruments executed in connection herewith have been duly executed and delivered by Deb and BMI, and constitute the legal, valid and binding obligations of Deb and BMI, enforceable against them respectively, in accordance with their terms.

         4.5. BMI Financials; Absence of Undisclosed Liabilities.

              (a) A true and complete copies of the Financial Statements and the Interim Financial Statements are attached to this Agreement as Schedule 4.5. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of BMI and the Subsidiaries as of the date such financial statements and the results of its operations, changes in financial position, shareholders' equity, and cash flows for the period covered thereby.

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              (b) Since January 31, 2001, and except as to matters of which
Buyer has Constructive Knowledge, (i) BMI and the Subsidiaries have operated, and Deb has caused BMI and the Subsidiaries to operate, the Business in the normal and ordinary course; (ii) there has been no development, event, condition, or circumstance that has had, or could have, a material adverse effect upon the business, prospects, operations, results of operations, BMI Assets, Liabilities or condition (financial or otherwise) of BMI or any of the Subsidiaries; (iii) neither BMI nor any Subsidiary has (A) paid or declared any dividends or made any distributions or payment in respect of, or made any payment on account of, or set apart assets for a sinking or another analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of, BMI's or any Subsidiary's securities, whether debt or equity, and whether in cash or in property or in obligations of BMI or any Subsidiary or (B) paid any management or similar fee to any Person; (iv) neither BMI nor any Subsidiary is in default in the payment of principal or interest on any outstanding debt obligations; and (v) neither BMI nor any Subsidiary has created, incurred, assumed or guaranteed any indebtedness (except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal and ordinary course of the Business) other than for trade indebtedness incurred in the normal and ordinary course of the Business.

              (c) Except as and to the extent reflected on, or fully reserved against in, the consolidated balance sheet of BMI and its Subsidiaries at September 30, 2001 including, without limitation, all notes thereto (the "BMI Balance Sheet"), neither BMI nor any Subsidiary has any Liabilities, except for Liabilities incurred as a result of the normal and ordinary course of business since September 30, 2001; provided that the foregoing representation and warranty shall not be deemed to include Liabilities not incurred as a result of the normal and ordinary course of business if Buyer had Constructive Knowledge of such Liabilities.

         4.6. Compliance with Laws. Except as to matters to which Buyer has Constructive Knowledge, BMI and each Subsidiary is operating in compliance with all Requirements of Law applicable to it or any of its properties or to which BMI or any Subsidiary or any of their respective properties is bound or subject, except where failure to be in such compliance would not materially adversely affect the Business or the prospects, operations, results of operations, BMI Assets, Liabilities or condition (financial or otherwise) of BMI or any Subsidiary. Except as to notices of which Buyer has Constructive Knowledge and notices that were sent to any of the retail locations of the Business, since January 1, 1999, neither Deb, BMI or any Subsidiary have received any notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Requirement of Law applicable to BMI or any Subsidiary or any of their respective properties.

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         4.7. Legal Proceedings and Orders. There are no Orders outstanding against BMI or any Subsidiary, or against Deb to the extent any such Order relates to or otherwise affects the Business, other than any such Order of which Buyer has Constructive Knowledge. Except for Legal Proceedings for which the Buyer has Constructive Knowledge, Schedule 4.7 completely and accurately lists and fully describes each past (from January 1, 1999), pending, and, to Deb's Knowledge, each threatened, Legal Proceeding that has been commenced, brought or asserted by (a) BMI, any Subsidiary or Deb (with respect to the Business) against any Person, and (b) any Person against BMI, any Subsidiary or Deb (with respect to the Business). Deb does not have Knowledge of the existence of any fact, event, condition or circumstance that may give rise to the commencement of any Legal Proceeding or the entering of any Order against or with respect to BMI, any Subsidiary or the Business by any Person.

         4.8. Labor Matters. Schedule 4.8 contains a complete and accurate list of the name of each employee of BMI and or any Subsidiary, identifying each employee's employer, together with such employee's position or function, the rate of hourly, monthly or annual compensation (as the case may be) paid or to be paid to such employee in 2001 and the amount of used sick leave or pay or vacation for 2001 with respect to any such employee. No Person is party to an employment Contract with Deb (with respect to the Business), BMI or any Subsidiary or a Contract obligating BMI or any Subsidiary to pay severance or similar payments to any employee or former employee. Deb has delivered or caused to be delivered to the Buyer true and complete copies of such Contracts.

         4.9. Contracts.

              (a) Attached to this Agreement as Schedule 4.9(a) is a list of each Material Contract that Deb is a party or controls.

              (b) Except as to matters of which Buyer has Constructive Knowledge, each Material Contract (i) is valid and binding on each of the parties thereto in accordance with its terms and in full force and effect and
(ii) was made in the normal and ordinary course of the Business.

              (c) Except as to matters of which Buyer has Constructive Knowledge, no party to any Material Contract has (i) provided any notice to Deb, BMI or any Subsidiary of its intent to terminate or withdraw its participation in any such Material Contract or (ii) threatened to terminate or withdraw from participation in any such Material Contract. To the Knowledge of Deb, (A) no party to any Material Contract to which BMI or any Subsidiary or any of their respective properties is party or is otherwise bound or subject is in breach or default under any provision thereof, and (B) no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

              (d) Except as set forth on Schedule 4.2 and except for matters which Buyer has Constructive Knowledge, no Consent (other than Consents associated with the Real Estate Leases) of any party to any Material Contract to which BMI or any Subsidiary or any of their respective properties is party or is otherwise bound or subject is required in connection with the transactions contemplated by this Agreement.

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              (e) Except as set forth on Schedule 4.9(e), none of BMI nor the
Subsidiaries are party to any Contract with Deb, or its subsidiaries or Affiliates (excluding BMI and the Subsidiaries).

              (f) Except as to matters of which Buyer has Constructive Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract to which BMI or any Subsidiary or any of their respective properties is party or is otherwise bound or subject, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Material Contract or (iii) result in the creation or imposition of any Adverse Claim upon BMI or any Subsidiary or any of their respective assets under the terms of any such Material Contract.

         4.10. Title; Liens. Except as to such matters to which Buyer has Constructive Knowledge, BMI owns outright and has good, valid and absolute legal, equitable and marketable title to all of the BMI Assets (including the Tangible Property), free and clear of any lien, debt, pledge, obligation, liability, charge, encumbrance, restriction, easement, security interest, commitment or option of any kind, nature or description (each, an "Encumbrance" and collectively, "Encumbrances"), and at Closing, BMI, except as to such matters to which Buyer has Constructive Knowledge, will have good, valid and absolute legal, equitable and marketable title to all of the BMI Assets, free and clear of any and all Encumbrances.

         4.11. Properties.

              (a) Schedule 4.11 contains a complete and accurate list of all the locations of all real property used in the Business and owned or leased by BMI or any Subsidiary, as applicable (the "Real Estate Leases"). Schedule 4.11 also attaches a copy of all of documentation associated with the Real Estate Leases (as listed on Schedule 4.11) that is in Deb's possession ("Real Estate Documentation"). To Deb's Knowledge, there are no Liabilities related to the Real Estate Leases that are not contained in the Real Estate Documentation. Each such lease is valid, binding and in full force and effect and affords BMI or the Subsidiary, as the case may be, peaceful, undisturbed and exclusive possession of the applicable real property with such exceptions as are not materially significant in relation to the Business. Deb has no Knowledge that any landlord under the Real Estate Leases intends to terminate such Real Estate Lease or its leasing relationship with BMI or the Subsidiaries upon expiration of the current term of the respective Real Estate Leases. To Deb's Knowledge, there are no defaults by BMI or any Subsidiary or by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained. There are no condemnation, appropriation or other Legal Proceedings involving any taking of any of such real property pending, or to the Knowledge of Deb, threatened, against any of the real property used in or related to the Business. Deb has informed Buyer of all information pertaining to the Real Estate Leases for which Deb has Knowledge.

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              (b) Except for those items of personal property disposed of in the normal and ordinary course of business since the date of the BMI Balance Sheet, and except as to such matters to which Buyer has Constructive Knowledge, BMI and each Subsidiary, as the case may be, has good, valid and marketable title to all the items of personal property reflected as owned in the BMI Balance Sheet, subject to no Adverse Claims, except for such Adverse Claims that are reflected on the BMI Balance Sheet. Each Contract relating to or affecting personal property is in full force and effect and affords BMI or its Subsidiary, as the case may be, the right to use, and each lease relating to personal property that is leased or rented by BMI or any Subsidiary affords BMI or such Subsidiary, as the case may be, peaceful, undisturbed and exclusive possession of, the applicable personal property.

         4.12. Intellectual Property.

              (a) BMI or each Subsidiary owns, licenses or otherwise has a right to use sufficient Intellectual Property to carry out the Business as now conducted or as proposed to be conducted, and such Intellectual Property constitutes valid and enforceable rights of BMI or a Subsidiary, as applicable, and, except as to matters of which Buyer has Constructive Knowledge, does not infringe or conflict with the rights of any other Person.

              (b) There is neither pending, nor to Deb's Knowledge, threatened, any Legal Proceeding against Deb, BMI or any Subsidiary contesting the validity or right of BMI or any Subsidiary to use any of their respective Intellectual Property, and none of Deb, BMI or any Subsidiary has received any notice of infringement upon or conflict with any asserted right of others with respect to such Intellectual Property nor, to the Knowledge of Deb, is there a basis for such a notice. Except as to matters to which Buyer has Constructive Knowledge, no Person is infringing BMI's or any Subsidiary's rights to their respective Intellectual Property.

              (c) Neither BMI nor any Subsidiary has any obligation to compensate others for the use of any Intellectual Property used in, related to or needed for the Business. In addition, except for matters for which Buyer has Constructive Knowledge, neither BMI nor any Subsidiary has granted any license or other right to use, in any manner, any of their respective Intellectual Property, whether or not requiring the payment of royalties.

         4.13. Insurance. Schedule 4.13 contains a complete and accurate list of all insurance policies held by BMI or by any Subsidiary or by Deb for the benefit of or with respect to the Business, identifying all of the following for each such policy: (a) the type of insurance; (b) the insurer; (c) the policy number; (d) the policy limits, (e) the applicable periodic premium; (f) named and additional named insureds, and (g) the expiration date. Each such insurance policy is valid and binding and is and has been in full force and effect since the date of its issuance. Except for matters relating to the Business for which Buyer's have failed to notify Deb or the applicable insurance company, if any, neither Deb nor BMI nor any Subsidiary is in breach of or default under any such policy. To the Knowledge of Deb, no such insurer is the subject of insolvency proceedings. Except for copies of written notices sent to Buyer from Deb, none of Deb, BMI, any Subsidiary or any other Person to whom any such insurance policy has been issued has received notice that any insurer under any such insurance policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Deb, BMI and the Subsidiaries have notified the carriers of any such insurance policy of all litigation, claims and facts which could reasonably give rise to a claim, all of which are disclosed in Schedule 4.13.

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         4.14. Permits. Except as to matters of which Buyer has Constructive
Knowledge, BMI and the Subsidiaries have obtained and hold in full force, all Permits that are necessary for the operation of the Business. Except as to matters of which Buyer has Constructive Knowledge, there is no Order outstanding against Deb, BMI or any Subsidiary, nor is there now pending, or to Deb's Knowledge, threatened, any Legal Proceeding, which could adversely affect any Permit required to be obtained and maintained by Deb, BMI or any Subsidiary with respect to the Business.

         4.15. Taxes and Tax Returns.

               Except as disclosed on Schedule 4.15:

              (a) all Tax Returns required to be filed by BMI and any Subsidiary have been filed on or before the due date thereof (including any extensions of time granted to file such Tax Returns) with the appropriate Governmental or Regulatory Authority in all jurisdictions in which such Tax Returns, reports and statements are required to be filed, and all such Tax Returns properly reflect the Tax Liabilities of BMI, the Subsidiaries for the periods, properties or events covered thereby;

              (b) all Taxes including those called for with respect to the Tax Returns, or claimed to be due by any Governmental or Regulatory Authority from BMI and each Subsidiary have been paid or will have been paid when due;

              (c) to Deb's Constructive Knowledge, none of BMI or any Subsidiary has received any notice of assessment or proposed assessment from the IRS or any other Governmental or Regulatory Authority in connection with any Tax Returns related to the Business and there are no pending Tax examinations of or Tax claims related to the Business asserted against BMI or any Subsidiary or any of the BMI Assets;

              (d) to Deb's Constructive Knowledge, there is no basis for any additional assessment of any Taxes related to the Business;

              (e) there is no examination by the IRS or any other Governmental or Regulatory Authority regarding Taxes related to the Business affecting BMI or any Subsidiary presently pending or, to Deb's Knowledge, contemplated, and none of BMI or any Subsidiary has waived any statute of limitations in respect of Taxes related to BMI, the Subsidiaries or the Business or agreed to any extension of time with respect to an assessment or deficiency for any Taxes related to the Business;

              (f) all payroll and any other employment Taxes related to BMI, the Subsidiaries or the Business which BMI or any Subsidiary is required by law to withhold or collect have been withheld or collected and have been (or will be in accordance with all applicable Requirements of Law) paid over to the proper Governmental or Regulatory Authority or are properly held by BMI or any Subsidiary, as applicable, for such payment;

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              (g) no waivers of statutes of limitations with respect to any Tax
Returns of BMI or any Subsidiary nor extensions of time for the filing of Tax Returns or assessment of any Tax related to BMI, the Subsidiaries or the Business have been requested or given;

              (h) none of BMI or any Subsidiary has filed a consent under
Section 341(f) of the Code concerning collapsible corporations;

              (i) none of BMI or any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code;

              (j) none of BMI or any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

              (k) BMI and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

              (l) neither BMI nor any Subsidiary is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement;

              (m) since their incorporation, neither BMI nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated group of which Deb is the parent); or (ii) has any liability for the Taxes of any Person including Deb or any member of Deb's affiliated group (a) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (b) as a transferee or successor,
(c) by contract, or (d) otherwise;

              (n) neither BMI nor any of the Subsidiaries have been the "distributing corporation" (within the meaning of Section 355(a)(1) of the Code) nor the "controlled corporation" (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement;

              (o) the unpaid Taxes of BMI and the Subsidiaries (i) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the BMI Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such company in filing their Tax Returns.

              (p) the financial statements provided by Deb to the Buyer for purposes of computing the estimated federal income tax liability of BMI and the Subsidiaries for the taxable period beginning on February 1, 2001 and ending on the Closing Date pursuant to Section 9.9(c) have been prepared by Deb consistent with the past practices of Deb in preparing such financial statements. The worksheets provided by Deb to the Buyer detailing the reconciliation of BMI and the Subsidiaries book income to taxable income for the tax periods ending on January 31, 1998, January 31, 1999 and January 31, 2000 accurately reflect what has been reported by Deb on its consolidated federal income tax return which includes BMI and the Subsidiaries for the tax years ending on January 31, 1998, January 31, 1999 and January 31, 2000.

         4.16. Intercompany Debt. Neither BMI nor any Subsidiary owes or is otherwise obligated to Deb or any of its Affiliates (excluding BMI and the Subsidiaries) for any Liabilities associated with intercompany obligations and since January 31, 2000, no Liabilities associated with intercompany obligations have been treated in a manner that would result in cancellation of indebtedness income pursuant to Section 108(e)(6) of the Code.

         4.17. Accounts. To Deb's Knowledge, Schedule 4.17 completely and accurately states the names and addresses of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which BMI or any Subsidiary maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box (collectively, the "Accounts"), and the account numbers and name of the Persons having authority to effect transactions with respect thereto or other access thereto.

         4.18. Corporate and Financial Records. Deb, BMI and the Subsidiaries have maintained complete and accurate corporate books and records, minutes of the meetings of the shareholders or directors, stock books, corporate seal (if any) and any other similar books and records (including the financial records) of BMI and the Subsidiaries in compliance with all Requirements of Law and Contracts and in conformity with good and sound business practice and in the normal and ordinary course of business.

         4.19. Brokers or Finders. No Person has or will have, as a result of the consummation of the transactions contemplated by this Agreement or as a result of any Contract with Deb, DBR, BMI or any Subsidiary, any right, interest or valid claim against or upon the Buyer, BMI or any Subsidiary for any commission, fee or other compensation as a finder or broker thereof.

         4.20. Accuracy and Completeness of Information. All information furnished, to be furnished or caused to be furnished to the Buyer by Deb with respect to Deb, BMI or any Subsidiary for the purposes of or in connection with this Agreement is, or if furnished after the date hereof, will be true and complete in all material respects and does not, and if furnished after the date of this Agreement, will not, contain any untrue statement of material fact or fail to state any material fact necessary to make such information not misleading. Except as to matters of which Buyer has Constructive Knowledge, there is no fact known to Deb which adversely affects the Stock, the BMI Assets, the Business or the condition (financial or otherwise) of any matter with respect to the Stock, the BMI Assets or the Business which has not been specifically set forth in this Agreement or the Schedules furnished in connection herewith.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF DEB AND DBR

         Each of Deb and DBR hereby, jointly and severally, represents and warrants to the Buyer, as follows:

         5.1. Organization; Qualification; Good Standing.

              (a) DBR is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. DBR (i) has the full power and authority to own, lease, license and operate its properties and assets, including the DBR Assets and (ii) is duly qualified and authorized to transact business and is in good standing in all jurisdictions in which the ownership, leasing, licensing or operating of its respective properties or the conduct of its business requires such qualification, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect upon the business, prospects, operations, results of operations, assets (including the DBR Assets), liabilities or condition (financial or otherwise) of DBR.

              (b) There is no Legal Proceeding or Order pending or, to the Knowledge of Deb or DBR, threatened against or affecting DBR that revokes, limits or curtails, or seeks to revoke, limit or curtail, DBR's power, authority or qualification to own, lease, license or operate the DBR Assets.

         5.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by DBR (i) are within its corporate powers, (ii) have been duly authorized by the unanimous approval of its board of directors and by all other necessary corporate action on the part of DBR and (iii) do not and will not (A) require the Consent of any Person, (B) contravene, violate or constitute a breach or default under (whether with or without the passage of time or the giving of notice or both), any Requirement of Law applicable to DBR or any of its properties or Contracts to which DBR or any of its properties are bound or subject or (C) result in the creation of any Adverse Claim or Encumbrance on the DBR Assets.

         5.3. Enforceability. This Agreement and all other documents and instruments executed in connection herewith have been duly executed and delivered by DBR and constitute the legal, valid and binding obligations of DBR, enforceable against it in accordance with their terms.

         5.4. Title; Intellectual Property. DBR owns outright and has good, valid and absolute legal, equitable and marketable title to all of the DBR Assets, free and clear of any Encumbrances, and at Closing, Buyer will have good, valid and absolute legal, equitable and marketable title to all of DBR Assets, free and clear of any and all Encumbrances. The DBR Assets do not infringe or conflict with the rights of any other Person. There is neither pending, nor to the Knowledge of Deb or DBR, threatened, any Legal Proceeding against Deb, BMI, DBR or any Subsidiary contesting the validity or right of any of them to use any of the DBR Assets, and none of Deb, BMI, DBR or any Subsidiary has received any notice of infringement upon or conflict with any asserted right of others with respect to any of the DBR Assets nor, to the Knowledge of Deb and DBR, is there a basis for such a notice. To Deb's and DBR's Knowledge, no Person is infringing DBR's rights to the DBR Assets. DBR does not have any obligation to compensate others for the use of any of the DBR Assets. In addition, DBR has not granted any license or other right to use, in any manner, any of the DBR Assets, whether or not requiring the payment of royalties, other than to BMI and the Subsidiaries.

         5.5. Sufficiency of Assets. The DBR Assets consist of all of the assets, including Intellectual Property, owned by DBR that are licensed to BMI or the Subsidiaries and all assets owned by DBR that are otherwise used in connection with the Business.

         5.6. Tax Matters. All Taxes owed by Deb or DBR (whether or not shown on a Tax Return) have been paid to the extent that nonpayment could result in a lien on the DBR Assets.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to Deb as follows:

         6.1. Organization; Qualification; Good Standing.

              (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer (i) has the full power and authority to own, lease, license and operate its properties and assets and (ii) is duly qualified and authorized to transact business and is in good standing in all jurisdictions in which the ownership, leasing, licensing or operating of its respective properties or the conduct of its business requires such qualification, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect upon the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Buyer.

              (b) There is no Legal Proceeding or Order pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that revokes, limits or curtails, or seeks to revoke, limit or curtail, Buyer's power, authority or qualification to transact business.

         6.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer (i) are within its corporate powers, (ii) have been duly authorized by the unanimous approval of its board of directors and shareholders of Buyer and (iii) do not and will not (A) require the Consent of any Person, (B) contravene, violate or constitute a breach or default under (whether with or without the passage of time or the giving of notice or both), any Requirement of Law applicable to Buyer or Contracts to which Buyer is bound or subject.

         6.3. Enforceability. This Agreement and all other documents and instruments executed in connection herewith have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

         6.4. Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Deb or DBR could become liable or obligated.

         6.5. Accounts. To Buyer's Knowledge, Schedule 4.17 completely and accurately states the names and addresses of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which BMI or any Subsidiary maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box (collectively, the "Accounts"), and the account numbers and name of the Persons having authority to effect transactions with respect thereto or other access thereto.

ARTICLE 7. SURVIVAL

         7.1. Survival of Representations, Warranties, Covenants and Agreements. Subject to the other provisions of this Section 7.1, all of the representations and warranties of the parties contained in this Agreement will survive for eighteen (18) months following the Closing Date, except that the representations and warranties set forth in each of Section 4.2, Section 4.3, Section 4.4,
Section 4.7, Section 4.15, Section 4.18, Section 5.2, Section 5.3, Section 5.4 and Section 5.5 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder. The covenants and agreements of the parties contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed. Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Article 7 will continue to survive if an Indemnity Notice or a Claim Notice (as applicable) shall have been given in good faith based on facts reasonably expected to establish a valid claim under Article 8 on or prior to the date on which such representation, warranty, covenant or agreement would have otherwise terminated, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article
8. Any representation or warranty contained in this Agreement made by any party or any information furnished by any party that was made by such party fraudulently or with intent to defraud or mislead or with gross negligence shall indefinitely survive the Closing.

         7.2. Interpretation of Representations and Warranties. Notwithstanding the fact the shareholders of the Buyer are involved with the management of this Business prior to Closing, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Deb and DBR contained in this Agreement or in any document delivered to the Buyer in connection with the transactions contemplated by this Agreement, in strict accordance with the terms of such representations, warranties, covenants and agreements, as they appear in such agreements and documents, including qualifications of such representations, warranties, covenants and agreements as they may appear in such agreement and documents, if any. Each representation, warranty, covenant and agreement contained herein is independent of all other representations, warranties, covenants and agreements contained herein and must be independently and separately complied with and satisfied.

ARTICLE 8. INDEMNIFICATION

         8.1. Sellers' Indemnification. Deb shall indemnify and hold harmless the Buyer, BMI, the Subsidiaries, each of their respective Affiliates and each of their respective shareholders, directors, officers, employees, agents, successors and assigns and Advisors (collectively, the "Buyer Group"), from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant or agreement to be performed by any of the Sellers under this Agreement or any agreement, document, instrument, certificate or other item furnished or to be furnished to the Buyer pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement, (ii) except for federal income taxes associated with the operations of BMI and the Subsidiaries from February 1, 2001 to and including the Closing Date, Liabilities in respect of Taxes of any of the Seller or any of Deb's subsidiaries and Affiliates, including BMI and its Subsidiaries, for any periods prior to and including the Closing Date, (iii) Liabilities for the unpaid Taxes of any Person (other than BMI or its Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law)) as a transferee or successor, by contract or otherwise, (iv) Liabilities in respect of any act or omission of any of the Sellers or any of Deb's subsidiaries and Affiliates, committed or omitted prior to the Closing Date, whether or not asserted prior to the Closing Date; provided that any such acts or omissions pertaining to BMI, the Subsidiaries or the Business shall not give rise to an Indemnifiable Loss to the extent that (A) Buyer had Constructive Knowledge of such act or omission and (B) any such act was not committed by any of the Sellers or any of Deb's subsidiaries and Affiliates (excluding BMI and the Subsidiaries); (v) Liabilities in respect of any act or omission of any of the Sellers, or any of Deb's subsidiaries and Affiliates (such group being understood to exclude BMI and the Subsidiaries), committed or omitted on and after the Closing Date; (vi) any and all of the Excluded Liabilities of any nature whatsoever, on the date hereof or the Closing Date, or (vii) any Legal Proceeding or Order arising out of any of the foregoing even though such Legal Proceeding or Order may not be commenced, become final, or come to light until after the Closing Date.

         8.2. Buyers' Indemnification. Mark I. Simon and Ross Laufgraben (pursuant to the joinder hereto) and Buyer shall, jointly and severally, indemnify and hold harmless the Sellers' and Deb's subsidiaries, each of their respective Affiliates and each of their respective directors, officers, employees, agents, successors and assigns and Advisors (such group being understood to exclude BMI and the Subsidiaries), from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Buyer under this Agreement or any agreement, document, instrument, certificate or other item furnished or to be furnished to the Sellers pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement, or (ii) any Legal Proceeding or Order arising out of any of the foregoing even though such Legal Proceeding or Order may not be commenced, become final, or come to light until after the Closing Date.

         8.3. Payment; Procedure for Indemnification.

              (a) In the event that the Person seeking indemnification under this Article 8 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he or it shall, promptly after acquiring actual knowledge of any such Indemnifiable Loss, give written notice to the party from whom indemnification under this
Article 8 is sought (the "Indemnifying Party") of the amount of the Indemnifiable Loss, together with reasonably sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the "Indemnity Notice"). The failure of any Indemnified Party to promptly give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article 8; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within 10 days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay (in immediately available funds) to the Indemnified Party an amount equal to the Indemnifiable Loss or
(ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss. If the Indemnifying Party fails to object as aforesaid, then the Indemnifying Party shall conclusively be deemed to be obligated to pay the amount of the Indemnifiable Loss to the Indemnified Party within the 10 day period after the Indemnifying Party's receipt of the Indemnity Notice. The Indemnifying Party's objection shall not relieve the Indemnifying Party from its obligations under this Article 8. If there shall be a dispute as to the amount or manner of indemnification under this Article 8, the Indemnifying and Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 20 days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnifying Party. If any Indemnifying Party fails to pay all or part of any indemnification obligation when due, then such Indemnifying Party shall also be obligated to pay to the applicable Indemnified Party interest compounded monthly on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the prime rate of interest as reported in The Wall Street Journal from time to time.

              (b) In the event the facts giving rise to the claim for indemnification under this Article 8 shall involve any action or threatened claim or demand by any third party against the Indemnified Party, the Indemnified Party, within the earlier of, as applicable, 15 days after receiving notice of the filing of a lawsuit or 60 days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article 8; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. The Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at the Indemnifying Party's own expense and through counsel (reasonably acceptable to the Indemnified Party) of its own choosing. The Indemnifying Party shall give the Indemnified Party notice in writing within 10 days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within 30 days, of its intent to do so. The Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its own expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation. Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the written consent of the other party; provided, that if such proposed settlement contains terms that are reasonable under the circumstances, then the other party shall not withhold or delay the giving of such consent.

         8.4. Limitation on Liabilities. Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not have any liability to an Indemnified Party in respect of any claim for indemnification for the breach of any representation or warranty contained herein unless a claim with respect thereto is delivered to the Indemnifying Party prior to the termination of the survival period for such representation and warranty set forth in Article 8 hereof.

         8.5. Limitation on Indemnification Amount. Notwithstanding anything to the contrary contained in this Article 8, no Person that would otherwise be entitled to be an Indemnified Party under this Article 8 shall be entitled to indemnification pursuant to this Article 8, unless and until the aggregate amount of such Person's Indemnifiable Loss exceeds $37,500 (the "Threshold Amount"). If and when the aggregate amount of such Person's Indemnifiable Loss exceeds the Threshold Amount, such Person shall be entitled to be indemnified for the full amount of such Indemnifiable Loss, without regard to the Threshold Amount.

         8.6. Setoff for Indemnification. As security for, but not in limitation of, the obligations of the Sellers under this Article 8 and the other rights and remedies of any of the Buyer Group set forth in this Agreement, any of the Buyer Group shall have the right (but not the obligation) to setoff any Claims made by any of the Buyer Group pursuant to this Article 8, against any monies BMI may owe to Deb, pursuant to the Promissory Note; provided however, that notwithstanding Section 8.3 hereof, (a) the right to setoff hereunder shall not accrue until an Indemnifiable Loss is confirmed by a judgment or settlement (in accordance with the last sentence of Section 8.3(b) hereof) and (b) in addition to the amount of the Indemnifiable Loss permitted to be setoff hereunder, Buyer Group shall also be entitled to setoff from the Promissory Note, interest compounded monthly on the Indemnifiable Loss for each day after the judgment (provided that if the judgment or order associated herewith prescribes that interest be paid with respect to an Indemnifiable Loss beginning on a date prior to the date such judgment is granted, the interest permitted to be setoff pursuant to this Section 8.6 shall begin on such earlier date) or settlement, as applicable, during which the obligation remains unpaid at an annual rate equal to the prime rate of interest as reported in The Wall Street Journal from time to time.

         8.7. Other Rights and Remedies Unaffected. The indemnification rights of the parties under this Article 8 are independent of and in addition to such other rights and remedies as the parties may have under this Agreement, at law or in equity or otherwise, all of which shall be cumulative.

ARTICLE 9. COVENANTS

         9.1. Good Faith. The parties hereto shall perform each and every of their respective obligations under this Agreement and shall perform the transactions contemplated by this Agreement in good faith and in a commercially reasonable manner.

         9.2. Closing Deliveries. Deb and DBR (as applicable) shall deliver all of the items set forth in Section 10 in accordance with the provisions of such Section.

         9.3. Retirement Benefits. Deb hereby acknowledges and agrees that it shall take all actions necessary to cause all employees of BMI or the Subsidiaries that participate in Deb's 401K plan to be fully vested in such plan in all contributions thereto (including employer-made contributions) , and be entitled to receive all the rights and benefits attendant thereto immediately upon Closing.

         9.4. Public Announcements. None of the parties shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the transactions contemplated hereunder or the execution or substance of this Agreement prior to the consultation with and written approval of the other parties, except that Deb may file any statement, report or similar item with a Governmental or Regulatory Authority or issue a press release (provided that no such press release contains any statement reasonably interpreted by an ordinary and prudent person to disparage the Business) as may be required under applicable federal or state securities laws without the Buyer's prior approval.

         9.5. Covenant Not to Compete.

              (a) Neither Deb nor any of its Affiliates (for purposes of this Section 9.5, collectively, "Deb") shall, for the period commencing on the Closing Date and ending on the third anniversary following the Closing Date, (i) own, manage, operate, control, or participate in the ownership, management or control of, or engage in or offer to engage in, directly or indirectly, a Restricted Business (as defined below) as partner, member, owner, shareholder, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever, or (ii) directly or indirectly as partner, member, owner, shareholder, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever, solicit, divert, accept business from or otherwise take away, interfere or communicate with (to the extent such action is detrimental to or competitive with the Business or a Restricted Business) any Person who is, or which within two years immediately preceding the Closing Date has been, an actual or prospective customer, client, agent or vendor of BMI or the Subsidiaries or (iii) solicit the employment of any Person employed by, or a consultant or independent contractor for, BMI or the Subsidiaries. "Restricted Business" is a business that sells books or literature in or on any form or media as its primary source of revenue, either (A) over the Internet or (B) at any physical location within a 50 mile radius of any physical location at which the Business is operated as of the Closing Date. Notwithstanding the foregoing, nothing in this Section 9.5(a) shall prevent Deb from owning not more than fifteen percent of the outstanding securities of any Person whose securities are listed on the New York Stock Exchange, American Stock Exchange or are quoted on the NASDAQ National Market System; provided however that such ownership shall be a passive investment, whereby none of Deb's executive officers shall play a managerial role with any such company and whereby Deb and its Affiliates shall not have any board representation in connection with such investment.

              (b) Deb acknowledges that, given the nature of the Business, the covenants contained in this Section 9.5 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of BMI, the Subsidiaries and the Buyer the goodwill of the Business and to protect the legitimate business interests of BMI, the Subsidiaries and the Buyer. If, however, this Section 9.5 is determined by any court of competent jurisdiction to be unenforceable for any reason it will be interpreted to extend to the maximum extent in all aspects as to which it may be enforceable, all as determined by such court and in such action. Deb acknowledges that the Buyer would not consummate the transactions contemplated hereunder if, among other things, Deb did not agree to be bound by the terms of this Section 9.5.

              (c) The parties agree that any breach by Deb of the covenants and agreements contained in this Agreement will result in irreparable injury to the Buyer for which money damages could not adequately compensate the Buyer and, therefore, in the event of any such breach, the Buyer shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining Deb and any other Person involved therein from continuing such breach. If the Buyer is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained herein, or if such covenants or agreements are otherwise the subject of litigation between the parties, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach if the Buyer (or any of its Affiliates) prevailed in such litigation. The parties acknowledge that a breach of any covenant or agreement, or any other actionable conduct by the Buyer, or any other related rights of Deb, against the Buyer will have no effect on any or all of the terms and provisions (including Deb's covenants provided to Buyer in this Article 9) of this Agreement and its enforceability and validity.

         9.6. Confidentiality. Each party to this Agreement shall not disclose any Confidential Information about any other party to any Person unless the party desiring to disclose such Confidential Information receives the prior written consent of the party about whom such Confidential Information pertains, except (i) to any party's employees, agents and Advisors who have a need to know such Confidential Information for the performance of their duties as employees, agents or Advisors, (ii) to the extent strictly necessary to (A) obtain any Consents including, without limitation, any Regulatory Approvals, that may be required or advisable to consummate the transactions contemplated by this Agreement, or (B) perform due diligence (iii) to enforce such party's rights and remedies under this Agreement, (iv) with respect to disclosures that are compelled by any Requirement of Law or pursuant to any Legal Proceeding; provided, that the party compelled to disclose Confidential Information pertaining to any other party shall notify such other party thereof and use his or its commercially reasonable efforts to cooperate with such other party to obtain a protective order or other similar determination with respect to such Confidential Information; (v) made to any party's legal counsel, independent auditors, investment bankers or financial advisors under an obligation of confidentiality; or (vii) as otherwise permitted by Section 9.4 of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the obligation of confidentiality contained in this Section 9.6 shall survive the Closing for a period of three years after the Closing Date.

         9.7. Subordination of Promissory Note. Deb shall, until payment in full of the Promissory Note, execute, deliver and perform any and all agreements or other documents, and take all other action in connection with such execution, delivery and performance, as may be requested by the Buyer or BMI (post-closing), or any bank that lends funds to BMI, in order to subordinate the Promissory Note and any amounts due thereunder to no more than $1,850,000 of bank debt (plus interest incurred thereon) incurred by BMI in connection with or following the Closing.

         9.8. Further Assurances. Each of the parties hereto and Mark I. Simon and Ross Laufgraben (pursuant to the joinder attached hereto) shall, at his or its own expense, from time to time upon the request of the other, execute and deliver, or cause to be executed and delivered, at such times as may reasonably be requested by the other party(ies), such other documents, certificates and instruments and take such actions as the other party(ies) deem reasonably necessary to consummate more fully the transactions contemplated by this Agreement.

         9.9. Certain Tax Matters.

              (a) Tax Periods Ending on or Before the Closing Date. Deb shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for BMI and the Subsidiaries for all periods ending on or prior to the Closing Date which are to be filed prior to the Closing Date. Except with respect to the federal income tax return of BMI and the Subsidiaries for the taxable year ending on the Closing Date, the Buyer or their Advisors shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for BMI and the Subsidiaries for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. Except as provided for in Section 9.9(c), Deb shall reimburse the Buyer for Taxes of BMI and its Subsidiaries with respect to such periods within fifteen (15) days after payment by the Buyer or BMI and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the accrual for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the BMI Balance Sheet.

              (b) Tax Periods Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of BMI and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Deb shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the accrual for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the BMI Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of BMI and its Subsidiaries.

              (c) Federal Income Tax Matters. On the Closing Date, Buyer shall pay Two Hundred Thirty-One Thousand Six Hundred Fifty-Eight Dollars ($231,658) to Deb, in full satisfaction of the federal income tax liability of BMI and the Subsidiaries for the tax year beginning on February 1, 2001 and ending on the Closing Date. Notwithstanding any other provision of the agreement, Buyer shall have no further obligation with respect to Deb's or BMI and the Subsidiaries' federal income tax liability with respect to such period.

              (d) Certain Tax Filing Matters. Buyer hereby acknowledges it shall prepare or cause to be prepared and file or cause to be filed pursuant to
Section 9.9(b) all state and local Tax Returns for BMI and the Subsidiaries for all periods (i) beginning on February 1, 2001 and ending prior to the Closing Date for which such Tax Return is due after the Closing Date and (ii) beginning on February 1, 2001 and ending on or after the Closing Date.

              (e) Cooperation on Tax Matters.

                  (i) The Buyer and Deb shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and Deb agree (A) to retain all books and records with respect to Tax matters pertinent to BMI and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Deb, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental and Regulatory Authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, the Buyer or Deb, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) The Buyer and Deb further agree, upon request, to use their best efforts to obtain any certificate or other document from any person, governmental authority or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

                  (iii) The Buyer and Deb further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

              (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and any similar tax imposed in other states or subdivisions), shall be paid by Deb when due, and Deb will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

              (g) 338(h)(10) Election.

                  (i) The Purchase Price shall be allocated among the Stock, the DBR Assets and the Covenants as provided in Section 2.2(c). With respect to the portion of the Purchase Price which is allocated to the Stock, the "adjusted grossed-up basis" and "modified aggregated sale price," as referred to in Treasury Regulation Sections 1.338(h)(10)-1(e)(5) and (f)(1)(i), for BMI's assets shall be allocated in accordance with applicable Treasury Regulations under Section 338 of the Code. Buyer, BMI and Sellers shall agree upon such allocation and shall file all tax returns consistent with such allocation.

                  (ii) If Buyer and Seller have not agreed to the allocation described in Section 9.9(g)(i) by the Closing Date, Buyer shall execute and deliver into escrow pursuant to the Escrow Agreement described in Section 10.1(j), the IRS Form 8023, in blank, to be released in accordance with the Escrow Agreement to Seller upon Buyer and Seller agreeing in writing to the allocation described in Section 9.9(g)(i) above, to permit Buyer and Sellers to jointly make the Section 338(h)(10) election (as defined below) in strict accordance with such allocation. It is hereby agreed that Sellers shall file the finally executed IRS Form 8023, as agent for the Buyer, to the IRS within the statutory time prescribed for such filing and shall provide Buyer with a copy of such Form 8023, as filed with the IRS.

                  (iii) Buyer and Sellers shall join in making an election under Sections 338(g) and 338(h)(10) of the Code and any corresponding elections under state, local or foreign law (collectively, the "Section 338(h)(10) Election") with respect to the sale and purchase of the Stock pursuant to this Agreement. Notwithstanding any other provisions contained in this Agreement, Sellers shall be liable for, and shall pay on or prior to the due date therefore, any Tax attributable to the making of the Section 338(h)(10) Election and shall immediately indemnify Buyer from and against any liability for or with respect to such Tax and any other adverse consequences arising out of any failure to pay such Tax. Sellers shall also pay any state, local or foreign Tax (and shall indemnify Buyer from and against any liability for or with respect to such Tax and any other adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(h)(10) of the Code (or which results from the making of the Section 338(h)(10) Election) with respect to the sale and purchase of the Stock pursuant to this Agreement where the state, local or foreign tax jurisdiction does not provide for or recognize the 338(h)(10) Election.

         9.10. Intercompany Obligations.

              (a) Effective upon the Closing, Deb shall cause BMI and the Subsidiaries to have paid and satisfied in full all Liabilities associated with intercompany obligations due or to be due for time periods on or prior to the Effective Date, except for the liabilities described in Section 9.10(b) hereof; provided however, Deb shall not cause such payment and satisfaction until Deb and Buyer shall have agreed as to the amounts to be paid on account of such Liabilities associated with intercompany obligations. Such agreed amounts (listed by category) shall be listed on Schedule 9.10 attached hereto. The sum of the amounts on Schedule 9.10 shall be called the "Net Intercompany Adjustment Amount".

              (b) Within five days after the Closing, Deb shall give written notice to BMI, provided that that the type of payroll report(s) that were customarily delivered by Deb to BMI prior to the Closing Date that detail all of the information described in Sections 9.10(b)(i)-(v) below shall constitute satisfactory content for such written notice; and provided further however, that notwithstanding Section 11.1, for purposes of this Section 9.10(b), a copy of such notice need not be delivered to Blank Rome Comisky & McCauley LLP ("Payroll Related Adjustment Notice"), of the direct expenses incurred by Deb associated with the BMI employees and attributable to periods prior to the Effective Date in connection with (i) 401(k) contributions withheld by Deb and not yet reimbursed by BMI; (ii) BMI's 401(k) match payments made by Deb and not yet reimbursed by BMI; (iii) medicare and social security withholdings withheld by Deb and not yet reimbursed by BMI; (iv) BMI's portion of social security tax paid by Deb and not yet reimbursed by BMI and (v) net payroll paid by Deb and not yet reimbursed by BMI. The sum of such amounts shall be called the "Payroll Related Adjustment Amount". The Payroll Related Adjustment Amount shall be paid in accordance with Section 2.2(b) hereof.

              (c) On or prior to Closing, the intercompany Contracts listed on
Schedule 4.9(e) shall have been terminated as of the Effective Date and shall be of no further force or effect.

         9.11. Continuing Book Discount. Until the date upon which the Promissory Note is paid in full, the persons listed on Schedule 9.11 shall be entitled to:(a) a thirty-five percent (35%) discount from the publisher's suggested retail price on "new titles" sold by BMI and the Subsidiaries and (b) a thirty-five percent (35%) discount from the ticketed price on all other products sold by BMI and the Subsidiaries; provided however, that (x) such discount shall not apply to magazines or net priced books and (y) the persons listed on Schedule 9.11 shall not be entitled to delivery of such products beyond the particular retail location(s) of such products.

ARTICLE 10. CLOSING DELIVERIES.

         10.1. Closing Deliveries by Deb and DBR. Deb and DBR (as applicable) shall deliver the following items to the Buyer at Closing:

              (a) an agreement providing for certain transition services (the "Transition Services Agreement") in the form attached hereto as Exhibit 10.1(a) duly executed by Deb whereby Deb shall provide or cause to be provided to BMI and the Subsidiaries certain services for such reasonable period of time after the Closing as shall be mutually agreed upon by Deb and the Buyer;

              (b) a general release (the "General Release") in the form attached hereto as Exhibit 10.1(b) duly executed by Deb releasing BMI and the Subsidiaries from any and all claims (except for claims associated with the transaction contemplated hereunder);

              (c) an assignment and bill of sale (the "Assignment and Bill of Sale") in the form attached hereto as Exhibit 10.1(c) duly executed by DBR whereby DBR assigns, transfers and conveys the DBR Assets to the Buyer;

              (d) Letters of resignation effective as of the Closing Date duly executed by all of the directors and officers of BMI and the Subsidiaries;

              (e) any and all stock certificates evidencing the Stock and a stock power duly executed by Deb whereby Deb assigns, transfers and conveys the Stock to the Buyer;

              (f) the minute books, financial records and statements and all other corporate books and records of BMI and the Subsidiaries;

              (g) an Officer's Certificate for each of Deb, BMI and DBR, which shall include certificates of incumbency and specimen signatures of each of the officers executing this Agreement and any agreements or documents delivered pursuant hereto and which shall attached true, correct and complete copies of the following for Deb, BMI and DBR, as the case may be: (i) Articles/Certificate of Incorporation, (ii) By-laws, (iii) good standing certificate issued by its jurisdiction of incorporation, (vi) resolutions of its board of directors authorizing this Agreement and the transactions contemplated hereunder, and (v) if required, resolutions of its shareholders authorizing this Agreement and the transactions contemplated hereunder;

              (h) good standing certificates issued for each of the Subsidiaries, issued by their respective jurisdictions of incorporation;

              (i) a subordination agreement (the "Subordination Agreement") in the form attached hereto as Exhibit 10.1(i) duly executed by Deb, subordinating the Promissory Note on the terms stated therein;

              (j) an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 10.1(j) duly executed by Sellers and the escrow agent thereunder;

              (k) documentation evidencing the transfer of signature authority to Buyer on all of the Accounts of BMI and the Subsidiaries for which Deb or any of its officers or employees have signature authority;

              (l) documentation evidencing the re-registration of the url's that are related to the Business in the name of BMI;

              (m) documentation evidencing the termination of the intercompany Contracts listed on Schedule 4.9(e) hereof, in the form of Exhibit 10.1(m);

              (n) the Consents set forth on Schedule 4.2 and landlord consents with regard to the The Shops at Ocean One, Atlantic City, NJ lease and Jersey Gardens, Elizabeth, NJ lease; and

              (o) All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

         10.2. Closing Deliveries by Buyer. Buyer shall deliver the following items to Deb at Closing:

              (a) the Closing Date Payment;

              (b) the Promissory Note, in the form attached hereto as Exhibit 2.2(b);

              (c) the Transition Services Agreement, in the form attached hereto as Exhibit 10.1(a);

              (d) the Escrow Agreement in the form attached hereto as Exhibit 10.1(j);

              (e) an Officer's Certificate for Buyer, which shall include certificates of incumbency and specimen signatures of each of the officers executing this Agreement and any agreements or documents delivered pursuant hereto and which shall attached true, correct and complete copies of the following for Buyer: (i) Articles of Incorporation, (ii) By-laws, (iii) good standing certificate issued by its jurisdiction of incorporation, (vi) resolutions of its board of directors authorizing this Agreement and the transactions contemplated hereunder, and (v) resolutions of its shareholders authorizing this Agreement and the transactions contemplated hereunder; and

              (f) All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

ARTICLE 11. MISCELLANEOUS

         11.1. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by certified or registered mail, facsimile message or Federal Express or other overnight and nationally reputable delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or refused when sent by registered or certified mail, the day on which it is personally delivered, the day on which it is sent by facsimile message (with confirmation receipt received by sender) or the day after the date when sent by Federal Express (or other overnight and nationally reputable delivery service) to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

              (a) If to Deb or DBR:

                  9401 Blue Grass Road
                  Philadelphia, PA 19114
                  Attention: Corporate Counsel
                  Fax:  (215) 698-8664

              (b) If to the Buyer, or BMI or the Subsidiaries (after the
                  Closing)

                  Books Management, Inc.
                  979 Bethlehem Pike
                  Montgomeryville, PA 18936
                  Attention: Mark I. Simon, President
                  Fax:  (215) 661-0472

                  with a copy to:

                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA  19103
                  Attention: Samuel H. Becker, Esquire
                  Fax:  (215) 569-5555

         11.2. No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

         11.3. Expenses. Except as expressly provided herein, the parties to this Agreement shall pay their own respective expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel whether or not the transactions contemplated hereunder are consummated. Notwithstanding the foregoing, upon the consummation of the Closing, Deb hereby agrees to reimburse Buyer for fees and costs and expenses of Buyer's accountants and legal counsel in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby ("Buyers' Expenses") in an amount equal to fifty percent (50%) of Buyers' Expenses; provided however that such reimbursement shall not exceed a total of $50,000. Deb shall make such payment to the Buyer, or Buyer's designee, on the Closing Date.

         11.4. Entire Agreement. This Agreement and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement.

         11.5. Amendment, Parties in Interest, Binding Effect, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party to this Agreement shall have the right to assign this Agreement without the prior written consent of the other parties. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

         11.6. Remedies. The parties hereto shall have, in addition to the remedies provided hereunder, all of their remedies at law and equity, including without limitation, the right to seek specific performance in connection with any breach of this Agreement. The Buyer, in addition to all other rights and remedies, shall have the right to set off against any and all monies owed to Deb, DBR or others under this Agreement or any of the agreements or documents contemplated hereby any sums for which the Buyer may or should be indemnified pursuant to this Agreement. The Buyer's right to indemnification pursuant to this Agreement shall in no way be limited by this right of set off.

         11.7. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         11.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.9. Consent to Jurisdiction; Service of Process, etc.

              (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement shall be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Philadelphia County, Pennsylvania, (ii) consents and submits to the exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

              (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.1 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.


                                      * * *

         Each of parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                  BMI INVESTMENT HOLDINGS, INC.


                                      ---------------------------------
                                      Name:  Mark I. Simon
                                      Title: President


                                  DEB SHOPS, INC.


                                  By:
                                      ---------------------------------
                                      Name:  Marvin Rounick
                                      Title: President


                                  D.B. ROYALTY, INC.


                                  By:
                                      ---------------------------------
                                      Name:  Marvin Rounick
                                      Title: President


                                  BOOKS MANAGEMENT, INC.


                                  By:
                                      ---------------------------------
                                      Name:  Marvin Rounick
                                      Title: President


                                     JOINDER

         The undersigned, intending to be legally bound hereby, join as a party to the Agreement solely for purposes of the rights and obligations set forth in
Article 8 and Section 9.8.


-----------------------------        ----------------------------------
MARK I. SIMON                        ROSS LAUFGRABEN


                       [PURCHASE AGREEMENT SIGNATURE PAGE]

                              TABLE OF ATTACHMENTS

         Appendix
         --------
         A             Conventions of Interpretation and Certain Defined Terms

         Exhibits
         --------
         2.2(b)            Promissory Note
         10.1(a)           Transition Services Agreement
         10.1(b)           General Release
         10.1(c)           Assignment Agreement
         10.1(i)           Subordination Agreement
         10.1(j)           Escrow Agreement
         10.1(m)           Termination and Release Agreement

         Schedules
         ---------
         4.1               Qualifications of BMI and Subsidiaries
         4.2               Seller Consents
         4.3               Subsidiaries Capitalization
         4.5               Financial Statements
         4.7               Legal Proceedings
         4.8               Labor Matters
         4.9(a)            Certain Material Contracts
         4.9(e)            Intercompany Contracts
         4.11              Real Property
         4.13              Insurance
         4.15              Taxes
         4.17              Accounts
         9.10              Net Intercompany Adjustment
         9.11              List of "Special" Persons

                                  APPENDIX "A"

             CONVENTIONS OF INTERPRETATION AND CERTAIN DEFINED TERMS

         The following conventions of interpretation apply to this Agreement:
Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require, (c) "or" has the inclusive meaning frequently identified with the phrase "or" and (d) "including" has the inclusive meaning frequently identified with the phrase "including but not limited to." The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The Schedules and Exhibits to this Agreement are incorporated into this Agreement and made a part of this Agreement. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.


         The following definitions apply to this Agreement, which definitions shall apply whether the same word is used in this Agreement in the singular or plural. The definitions set forth in this Appendix A shall apply to such defined terms as used in this Agreement whether or not a parenthetical cross-reference to Appendix A is set forth immediately after such defined term is used in this Agreement

         Accounts shall have the meaning set forth in Section 4.17.

         Adverse Claims shall mean, with respect to any asset or share of stock, any security interests, liens, Encumbrances, pledges, trusts, charges, proxies, voting agreements, conditional sales, title retention agreements, rights under any Contracts, options or warrants, liabilities and any other burdens of any nature whatsoever attached to or adversely affecting such asset or share of stock, as the case may be.

         Advisors shall mean a party's or parties' accountants, counsel and other representatives.

         Affiliate shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; and (ii) any director, officer, joint venturer, partner or Subsidiary of the Person specified. For purposes of this definition and without limiting the previous sentence, (x) "control" of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise and (y) any Person owning more than 10% or more of the voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

         BMI Assets shall mean all of the assets owned by or used by any of BMI or the Subsidiaries in the Business, including the following assets:

         (a) All of the issued and outstanding capital stock of the Subsidiaries;

         (b) All inventory of products held for sale or other inventory, and packing, shipping, and maintenance materials and supplies, necessary or incidental to the Business;

         (c) All accounts, accounts receivable, notes, notes receivable, deposits, prepaid expenses and similar rights to collect and retain monies, receivables or prepaid expenses, including any prepayments or deposits in connection with any outstanding purchase orders of BMI or the Subsidiaries with its vendors and suppliers, together with the proceeds thereof arising out of the sale of products or the provision of services by BMI or the Subsidiaries or otherwise related to the Business;

         (d) All cash and cash equivalents of BMI and the Subsidiaries;

         (e) All equipment, office equipment, furniture and fixtures, leasehold improvements, fixed assets, signage, decor, and all other personal property and other physical assets of BMI and the Subsidiaries, pertaining to or used in the Business, together with unexpired manufacturers or other warranties or incentives applicable to any such asset to the extent they are assignable;

         (f) All rights and interests under the real property leases pertaining to the Business;

         (g) All rights and interests under the contracts, orders, personal property leases, and other agreements pertaining to the Business;

         (h) All construction plans, specifications, architectural renderings and designs and interior layouts, all computer hardware and computer software (including all source and object codes and licenses related thereto) to the extent they are assignable, and all customer lists, supplier lists, and all books and records relating to the Business, including correspondence and related documentation, telephone directories, telephone numbers (including "800" numbers, to the extent commercially practicable), url's (including, without limitation, atlantic-books.com), marketing and advertising materials, price lists, rolodexes, card files, copies of the contents of all files relating to the Business, the tradenames and any other names used by BMI and any of the Subsidiaries, and any other records or information stored on a computer, tape, chip, disk, server, system, network or on any like form of electronic media or used or held for use in connection with the Business;

         (i) All confidential or proprietary information and Intellectual Property of BMI and each of the Subsidiaries, and all general intangibles of BMI and the Subsidiaries and all goodwill associated with the Business;

         (j) All government licenses, permits and registrations used or held for use in connection with the Business;

         (k) All goodwill associated with the DBR Assets; and

         (l) All other assets, properties, rights and privileges of BMI and the Subsidiaries of any nature whatsoever of or pertaining to or used or held for use in connection with the Business.

         BMI Balance Sheet shall have the meaning set forth in Section 4.5.

         Business shall mean the business of BMI or any and all of the Subsidiaries as conducted as of the date hereof, individually and collectively.

         Charter Documents shall mean a corporation's charter, articles or certificate of incorporation, bylaws, or other governing or constitutive documents.

         Claim Notice shall have the meaning set forth in Section 8.3(b).

         Closing shall have the meaning set forth in Article 3.

         Closing Date shall have the meaning set forth in Article 3.

         Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

         Confidential Information shall mean, (i) with respect to any party to this Agreement or any Affiliate of such party, all financial, technical, commercial or other information disclosed or otherwise made available by such party or such Affiliate (the "Discloser") to another party (the "Recipient") in connection with the transactions contemplated by this Agreement, (ii) the fact or substance of the transactions contemplated by this Agreement, (iii) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement, and (iv) with respect to the Sellers, all information related to the Business, proprietary or otherwise, including, without limitation, all business and financial information, methods, strategies, policies, procedures, plans and forecasts. Notwithstanding the preceding sentence, the definition of Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) is disclosed to a party by any Person other than a party to this Agreement; provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of contractual, legal or fiduciary duty obligation) or (iii) is developed independently by any party without the use of any Confidential Information.

         Consents shall mean any consents, waivers, approvals, authorizations, notices, filings, certifications or exemptions from any Person or under any Contract or Requirement of Law, as applicable.

         Constructive Knowledge shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's "Constructive Knowledge," (i) the Knowledge (defined below) of such party of the matter to which such qualification applies and (ii) the Knowledge (defined below) that such party would have had of the matter to which such qualification applies after making a reasonable and diligent inquiry and exercising due diligence and care with respect thereto.

         Contracts shall mean, with respect to any Person, any indentures, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person or such Person's properties are bound.

         DBR Assets shall mean: the names "Atlantic Books," "Atlantic Book Shops" and "Atlantic Book Warehouse" and the rights associated therewith.

         Employee Benefit Plan shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance or retirement plan, and any similar plans or arrangements maintained by BMI or the Subsidiaries, or by Deb or any of its respective Affiliates for the benefit of BMI or the Subsidiaries (including, without limitation, any such plan maintained for retirees) within the previous six plan years or with respect to which contributions are or were (within such six year period) made or required to be made by such parties or with respect to which BMI or the Subsidiaries have any liability.

         Encumbrance shall have the meaning set forth in Section 4.10.

         Financial Statements shall mean BMI's consolidated balance sheet as of January 31, 2001, and the related statements of income, operations, shareholders' equity and cash flows for the years then ended, together with all proper exhibits, schedules and notes thereto prepared in accordance with GAAP, consistent with past practices.

         GAAP shall mean generally accepted accounting principles in the United States.

         Governmental or Regulatory Authority shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, or of any state or any political subdivision of any such government (whether provincial, county, city, municipal or otherwise).

         Indemnifiable Losses shall mean all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses, including, without limitation, the actual costs paid or incurred in connection with an Indemnified Party's investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party's enforcement of this Agreement including, without limitation, the indemnification provisions of Article 9 of this Agreement.

         Indemnified Party shall have the meaning set forth in Section 8.3(a).

         Indemnifying Party shall have the meaning set forth in Section 8.3(a).

         Indemnity Notice shall have the meaning set forth in Section 8.3(a).

         Intellectual Property shall mean all software and software rights (including, without limitation, any computer programs) of any kind or nature, patents, patent rights, patent applications, mask works, trademarks (whether registered or unregistered) and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, published telephone numbers and all intellectual, industrial or proprietary rights and trade secrets, in each case together with any amendments, modifications and supplements thereto.

         Interim Financial Statements shall mean BMI's interim financial statements for the month ended September 30, 2001 and any such other periods for which the Buyer request unaudited interim financial statements, in each such case, consisting of a consolidated balance sheet as of such date, and the related statements of income, operations, shareholders' equity and cash flows for periods covered thereby, prepared in accordance with GAAP, consistent with past practices.

         IRS shall mean the Internal Revenue Service or any successor organization thereto.

         Knowledge shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's "knowledge," the actual knowledge of such party of the matter to which such qualification by knowledge applies. Notwithstanding the foregoing, (i) the "Knowledge" of the Buyer shall be deemed to include the actual knowledge of Mark
I. Simon, Ross Laufgraben, Jan Resnick, Karen Mawhinny and Brian Lovitz and (ii) the "Knowledge" of Deb and/or its subsidiaries and Affiliates shall be deemed to include the actual knowledge of Marvin Rounick, Lewis Lyons, Warren Weiner, Stanley Uhr, Lorraine Koc and Tina Cowen.

         Legal Proceeding shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

         Liability shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, known or unknown.

         Material Contract shall mean any Contract described below to which BMI or any Subsidiary or any of their respective properties is party or is otherwise bound or subject:

              (i) any Contract that creates a partnership or a joint venture or arrangement that involves a sharing of profits (whether through equity ownership, Contract or otherwise) with any other Person;

              (ii) any Contract that purports to or has the effect of limiting BMI's or any Subsidiary's right to engage in, or compete with any Person in, any business;

              (iii) any Contract involving a commitment of BMI's or any Subsidiary's assets or the incurrence by BMI or any Subsidiary of liabilities in any one transaction or series of related transactions in excess of $10,000, or that extend beyond one year from the date of this Agreement; and

              (iv) any Contract pursuant to which BMI or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness other than for trade indebtedness incurred in the normal and ordinary course of the Business.

         Net Intercompany Adjustment Amount shall have the meaning set forth in
Section 9.10(a).

         Order shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

         Payroll Related Adjustment Amount shall have the meaning set forth in
Section 9.10(b).

         Payroll Related Adjustment Notice shall have the meaning set forth in
Section 9.10(b).

         Permits shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to the Business.

         Person shall mean any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

         Real Estate Documentation shall have the meaning set forth in Section 4.11.

         Real Estate Leases shall have the meaning set forth in Section 4.11.

         Regulatory Approvals shall mean all Consents from all Governmental or Regulatory Authorities.

         Requirement of Law shall mean, with respect to any Person, such Person's charter, articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any, and any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, or any Order, to which, in each case, such Person or any of such Person's properties, operations, business or assets is bound or subject.

         Stock shall mean all of the issued and outstanding capital stock of BMI.

         Subsidiaries shall mean, individually and collectively, Atlantic Books
- Delaware, Inc., Atlantic Books - Maryland, Inc., Atlantic Books - Minnesota, Inc., Atlantic Books - New Jersey, Inc. and Atlantic Books - Pennsylvania, Inc.

         Tangible Property shall mean furniture, fixtures, equipment, inventory and other tangible property owned by BMI as reflected on its most recent Interim Financial Statement provided to the Buyers and acquired subsequent thereto up to the date of Closing including without limitation, all computer hardware systems, all software and software licenses, all motor vehicles, all furniture, fixtures, systems and office equipment located at all of the offices and business locations of BMI and the Subsidiaries and other equipment and fixed assets used in or relating to the Business, whether owned by BMI, the Subsidiaries or Deb.

         Tax Returns shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental or Regulatory Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

         Taxes shall mean (i) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Governmental or Regulatory Authority, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                                 EXHIBIT 2.2(b)

                                 PROMISSORY NOTE

                                    Attached.

                                 EXHIBIT 10.1(a)
                          TRANSITION SERVICES AGREEMENT
                                    Attached.

                                 EXHIBIT 10.1(b)
                                 GENERAL RELEASE
                                    Attached.

                                 EXHIBIT 10.1(c)
                           ASSIGNMENT AND BILL OF SALE

                                    Attached.

                                 EXHIBIT 10.1(i)
                             SUBORDINATION AGREEMENT

                                    Attached.

                                 EXHIBIT 10.1(j)
                                ESCROW AGREEMENT

                                    Attached.

                                 EXHIBIT 10.1(m)
                        TERMINATION AND RELEASE AGREEMENT

                                    Attached.